UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ________)*

BOJANGLES’, INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

097488100

(CUSIP Number)

Richard Terranova, Advent International 75 State Street, Boston MA 02109

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2015

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒  Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International Corporation
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 25,456,231
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 25,456,231
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,456,231
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 70.8%
12.	TYPE OF REPORTING PERSON (see instructions) CO, IA

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 25,456,231
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 25,456,231
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,456,231
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 70.8%
12.	TYPE OF REPORTING PERSON (see instructions) OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent-Bojangles’ Acquisition Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 25,456,231
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 25,456,231
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,456,231
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 70.8%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent-Bojangles’ GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 25,456,231
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 25,456,231
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,456,231
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 70.8%
12.	TYPE OF REPORTING PERSON (see instructions) OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) GPE VI GP Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 23,254,267
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 23,254,267
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,254,267
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 64.7%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) GPE VI GP (Delaware) Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,649,564
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,649,564
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,649,564
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI 2008 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 427,664
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 427,664
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 427,664
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI 2009 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 15,274
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 15,274
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,274
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI 2010 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 33,094
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 33,094
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,094
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI-A 2010 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 40,729
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 40,729
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,729
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 35,639
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 35,639
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,639
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 11,651,315
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 11,651,315
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,651,315
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 32.4%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,565,163
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,565,163
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,565,163
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.3%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-B Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 590,584
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 590,584
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 590,584
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-C Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 598,222
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 598,222
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 598,222
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-D Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 460,758
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 460,758
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 460,758
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12.	TYPE OF REPORTING PERSON (see instructions) PN

G 1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-E Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,466,279
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,466,279
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,279
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-F Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,191,782
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,191,782
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,191,782
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-G Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,379,728
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,379,728
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,379,728
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.8%
12.	TYPE OF REPORTING PERSON (see instructions) PN

Item 1.

(a)	Name of Issuer

Bojangles’, Inc.

(b)	Address of Issuer’s Principal Executive Offices

9432 Southern Pine Boulevard Charlotte, North Carolina 28273 (704) 527-2675

Item 2.

(a)	Name of Person Filing

(b)	Address of Principal Business Office

(c)	Citizenship

This statement is being filed on behalf of the following Reporting Persons:

Advent International Corporation, a Delaware corporation;

Advent International LLC, a Massachusetts LLC;

Advent-Bojangles’ Acquisition Limited Partnership, a Delaware limited partnership;

Advent-Bojangles’ GP LLC, a Delaware LLC;

GPE VI GP Limited Partnership, a Cayman Islands limited partnership

GPE VI GP (Delaware) Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI 2008 Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI 2009 Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI 2010 Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI-A 2010 Limited Partnership, a Delaware Islands limited partnership;

Advent Partners GPE VI-A Limited Partnership, a Delaware limited partnership;

Advent International GPE VI Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VI-A Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VI-B Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VI-C Limited Partnership, a Delaware limited partnership;

Advent International GPE VI-D Limited Partnership, a Delaware limited partnership;

Advent International GPE VI-E Limited Partnership, a Delaware limited partnership;

Advent International GPE VI-F Limited Partnership, a Cayman Islands limited partnership; and

Advent International GPE VI-G Limited Partnership, a Cayman Islands limited partnership.

Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of GPE VI GP Limited Partnership, GPE VI GP (Delaware) Limited Partnership, Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A 2010 Limited Partnership, and Advent Partners GPE VI-A Limited Partnership. GPE VI GP Limited Partnership is the general partner of Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership and Advent International GPE VI-G

Limited Partnership. GPE VI GP (Delaware) Limited Partnership is the general partner of Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership. Advent-Bojangles’ GP LLC is a general partner of Advent-Bojangles’ Acquisition Limited Partnership. Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A 2010 Limited Partnership, Advent Partners GPE VI-A Limited Partnership, Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-G Limited Partnership Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership are members of Advent-Bojangles’ GP LLC.

The principal business address of each Reporting Person is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(d)	Title of Class of Securities

Common stock, par value $0.01 per share

(e)	CUSIP Number

097488100

Item 3.

Not Applicable

Item 4.	Ownership

	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Advent International Corporation	25,456,231	25,456,231	—	25,456,231	—	70.8%
Advent International LLC	25,456,231	25,456,231	—	25,456,231	—	70.8%
Advent-Bojangles’ Acquisition Limited Partnership	25,456,231	25,456,231	—	25,456,231	—	70.8%
Advent-Bojangles’ GP LLC	25,456,251	25,456,251	—	25,456,251	—	70.8%
GPE VI GP Limited Partnership	23,254,267	23,254,267	—	23,254,267	—	64.7%
GPE VI GP (Delaware) Limited Partnership	1,649,564	1,649,564	—	1,649,564	—	4.6%
Advent Partners GPE VI 2008 Limited Partnership	427,664	427,664	—	427,664	—	1.2%
Advent Partners GPE VI 2009 Limited Partnership	15,274	15,274	—	15,274	—	0.0%
Advent Partners GPE VI 2010 Limited Partnership	33,094	33,094	—	33,094	—	0.1%
Advent Partners GPE VI-A 2010 Limited Partnership	40,729	40,729	—	40,729	—	0.1%
Advent Partners GPE VI-A Limited Partnership	35,639	35,639	—	35,639	—	0.1%
Advent International GPE VI Limited Partnership	11,651,315	11,651,315	—	11,651,315	—	32.4%
Advent International GPE VI-A Limited Partnership	6,565,163	6,565,163	—	6,565,163	—	18.3%
Advent International GPE VI-B Limited Partnership	590,584	590,584	—	590,584	—	1.6%
Advent International GPE VI-C Limited Partnership	598,222	598,222	—	598,222	—	1.7%
Advent International GPE VI-D Limited Partnership	460,758	460,758	—	460,758	—	1.3%
Advent International GPE VI-E Limited Partnership	1,466,279	1,466,279	—	1,466,279	—	4.1%
Advent International GPE VI-F Limited Partnership	2,191,782	2,191,782	—	2,191,782	—	6.1%
Advent International GPE VI-G Limited Partnership	1,379,728	1,379,728	—	1,379,728	—	3.8%

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

See Exhibit 2.

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

Not Applicable

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2016
Date

Advent International GPE VI Limited Partnership

Advent International GPE VI-A Limited Partnership

Advent International GPE VI-B Limited Partnership

Advent International GPE VI-F Limited Partnership

Advent International GPE VI-G Limited Partnership

By: GPE VI GP Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International GPE VI-C Limited Partnership

Advent International GPE VI-D Limited Partnership

Advent International GPE VI-E Limited Partnership

By: GPE VI GP (Delaware) Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent Partners GPE VI 2008 Limited Partnership

Advent Partners GPE VI 2009 Limited Partnership

Advent Partners GPE VI 2010 Limited Partnership

Advent Partners GPE VI-A Limited Partnership

Advent Partners GPE VI-A 2010 Limited Partnership

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VI GP Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VI GP (Delaware) Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International LLC By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International Corporation By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-Bojangles’ Acquisition Limited Partnership By: Advent-Bojangles’ GP LLC, General Partner By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-Bojangles’ GP LLC By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 2.	List of Members of a Group

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

February 12, 2016
Date

Advent International GPE VI Limited Partnership

Advent International GPE VI-A Limited Partnership

Advent International GPE VI-B Limited Partnership

Advent International GPE VI-F Limited Partnership

Advent International GPE VI-G Limited Partnership

By: GPE VI GP Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International GPE VI-C Limited Partnership

Advent International GPE VI-D Limited Partnership

Advent International GPE VI-E Limited Partnership

By: GPE VI GP (Delaware) Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent Partners GPE VI 2008 Limited Partnership

Advent Partners GPE VI 2009 Limited Partnership

Advent Partners GPE VI 2010 Limited Partnership

Advent Partners GPE VI-A Limited Partnership

Advent Partners GPE VI-A 2010 Limited Partnership

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VI GP Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VI GP (Delaware) Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International LLC By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International Corporation By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-Bojangles’ Acquisition Limited Partnership By: Advent-Bojangles’ GP LLC, General Partner By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-Bojangles’ GP LLC By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Exhibit 2

MEMBERS OF A GROUP

Advent International Corporation

Advent International LLC

Advent-Bojangles’ Acquisition Limited Partnership

Advent-Bojangles’ GP LLC

GPE VI GP Limited Partnership

GPE VI GP (Delaware) Limited Partnership

Advent Partners GPE VI 2008 Limited Partnership

Advent Partners GPE VI 2009 Limited Partnership

Advent Partners GPE VI 2010 Limited Partnership

Advent Partners GPE VI-A 2010 Limited Partnership

Advent Partners GPE VI-A Limited Partnership

Advent International GPE VI Limited Partnership

Advent International GPE VI-A Limited Partnership

Advent International GPE VI-B Limited Partnership

Advent International GPE VI-C Limited Partnership

Advent International GPE VI-D Limited Partnership

Advent International GPE VI-E Limited Partnership

Advent International GPE VI-F Limited Partnership

Advent International GPE VI-G Limited Partnership